Issuer Free Writing Prospectus, dated March 14, 2019 Filed Pursuant to Rule 433 Relating to Prospectus Supplement dated November 16, 2018 to Prospectus dated May 23, 2018 Registration No. 333-224990 Redeemable Preferred Stock& Warrants 6% Annual Dividend Rate* PAID MONTHLY Senior Position TO THE PUBLICLY-TRADED COMMON STOCK Growth Potential WITH BRG WARRANT PRICE PER INVESTMENT UNIT: $1,000 ($5,000 minimum investment) $500,000,000 Redeemable Preferred Stock & Warrants Offering TO OBTAIN A PROSPECTUS, CONTACT: Advisor Name ###.###.#### advisor@company.com ADDRESS LINE 1 | ADDRESS LINE 2 Securities offered through . Member FINRA and SIPC. Investment Advisory Services offered through an SEC Registered Investment Adviser. [Advisor Name], [Company Name 1] and [Company Name 2] are not affiliated with Bluerock Real Estate or the Bluerock Residential Growth REIT. Bluerock Residential Growth REIT (OBRGO) is a publicly traded, NYSE American listed real estate investment trust (REIT) that acquires well-located, Class A apartment properties in growth markets across the United States. With over 14,700+ units and approximately $2.0 billion in property assets, BRG seeks to maximize returns through investments where we believe we can drive substantial growth in funds from operations and net asset value. Included in both the Russell 2000 & 3000 Indexes This advertisement does not constitute an offer to sell, nor a solicitation of an offer to buy the securities described herein. Such an offering is made only by means of a Prospectus. The security investment described herein relates solely to BRG s Series B Preferred Stock, a non-traded security of BRG which has not been listed on the NYSE American. The risks and rewards of investing in the Series B Preferred Shares are separate and distinct from an investment in BRG s common stock listed on the NYSE American. This is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus. This sales and advertising literature must be read in conjunction with the prospectus in order to understand fully all of the implications and risks of the offering of securities to which it relates. A copy of the prospectus must be made available to you in connection with this offering. Neither the Attorney-General of the State of New York nor any other State regulators have passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877.826.2583. * Dividends have been paid on our Class A common stock since May 5, 2014 through the quarter ended December 31, 2018. Through December 31, 2017, such dividends have been declared and paid on a monthly basis at a quarterly rate of $0.29 per share. Effective January 1, 2018, the common stock dividend was reduced to a quarterly rate of $0.1625 per share. From May 5, 2014 through December 31, 2018, we have paid total common stock dividends, including dividends reinvested through our dividend reinvestment plan, of $94,568,133, of which on a cumulative basis, approximately 7% were paid from sources other than cash flows from operations, including from the proceeds of our equity offerings. In addition, the Company has issued Series A preferred stock, Series B Redeemable Preferred Stock, Series C preferred stock and Series D preferred stock. The Series A preferred stock carries an 8.25% stated dividend rate, the Series B Redeemable Preferred Stock carries a 6.00% stated dividend rate, the Series C preferred stock carries a 7.625% stated dividend rate and the Series D preferred stock carries a 7.125% stated dividend rate. From May 5, 2014 through December 31, 2018, we have paid total preferred stock dividends of $70,720,200, all of which were paid from cash flows from operations. 712 Fifth Avenue | 9th Floor | New York, NY 10019 V-19-## bluerockresidential.com